                             SUB-ADVISORY AGREEMENT

                                     between

                           FINANCIAL COUNSELORS, INC.

                                       and

                             EVEANS BASH KLEIN, INC.

                          for the First Fiduciary Trust

     THIS  AGREEMENT  by and  between  FINANCIAL  COUNSELORS,  INC.,  a Delaware corporation  with its  principal  office at 442 West 47th  Street,  Kansas City,
Missouri 64112 (hereinafter referred to as the "Manager") and EVEANS BASH KLEIN,
INC., a Kansas  corporation with its principal office at 7500 College Boulevard,
Suite  1212,  Overland  Park,  Kansas,  66210  (hereinafter  referred  to as the
"Sub-Adviser"),  which Agreement may be executed in any number of  counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

         WITNESSETH:

     WHEREAS  the Manager has entered  into a  Management  Agreement  with First
Fiduciary  Trust, a Delaware  statutory  trust (the  "Trust"),  on behalf of the
First  Fiduciary  Trust  Growth Fund series (the "Fund") of  concurrent  date to provide management services, including investment advisory services, the Manager desires  the  assistance  of the  Sub-Adviser  which can  supply  the  following services:

     Research, analysis, advice and recommendations with respect to the purchase and sale of  securities  and the making of investment  commitments;  statistical information and reports as may reasonably be required, and general assistance in the  supervision of the  investments of the Fund,  subject to the control of the
Manager and the Trustees of the Trust.

     NOW THEREFORE,  in consideration of the mutual agreements herein contained, the parties agree as follows:

     1.  During  the term of this  Agreement,  or any  extension  or  extensions thereof, the Sub-Adviser will, to the best of its ability, furnish the foregoing services.

     2. As  compensation,  the Manager will pay the Sub-Adviser for its services the  following  annual fee  computed  daily as  determined  by the Fund's  price make-up sheet and which shall be payable  monthly or at such other  intervals as agreed by the parties.

     a. 0.30% of the average daily total net assets of the Fund.

     3. This  Agreement  shall become  effective and run  concurrently  with the
Management  Agreement  of the same date  between the  Manager and the Trust,  an executed copy of which shall be supplied to the Sub-Adviser.

     4. a. The last day of the initial period of this  Agreement  shall coincide with the last day of the  Management  Agreement  which shall be [ ].  Thereafter this Agreement may be renewed in conjunction  with the Management  Agreement for successive  periods  not  exceeding  one year only so long as such  renewal  and continuance is specifically  approved at least annually by the Board of Trustees of the Trust or by a vote of the majority of the outstanding  voting  securities of the Fund as  prescribed  by the  Investment  Company Act of 1940  ("Act") and
provided further that such continuance is approved at least annually  thereafter by a vote of a majority of the Trustees who are not parties to such Agreement or interested  persons (as  defined by the Act) of such party,  cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall provide the Manager such  information  as may be reasonably  necessary to assist the Trustees of the Trust to evaluate the terms of the Management Agreement.

     b. This Agreement will terminate without the payment of any penalty:

          (i)  upon sixty days written notice by the Manager to the Sub-Adviser;
               or

          (ii) automatically with the Management  Agreement following sixty days written notice  (unless  waived) by the Trust to the Manager that the Board of Trustees or the  shareholders  by vote of a majority of the outstanding  voting securities of the Fund, as provided by the Act, has terminated the Management Agreement.

     This Agreement shall automatically terminate in the event of its assignment or assignment of the Management  Agreement unless such assignment is approved by the Trustees and the shareholders of the Fund as hereinbefore provided or unless an exemption is obtained from the  Securities and Exchange  Commission  from the provisions of the Act  pertaining to the subject matter of this  paragraph.  The
Manager shall promptly notify the Sub-Adviser of any notice of termination or of any circumstances  which are likely to result in a termination of the Management
Agreement.  The term  "assignment"  used in this  paragraph is as defined in the
Act. No amendment to this Agreement shall be effective  unless the terms thereof have been approved by the vote of a majority of  outstanding  shares of the Fund as prescribed by the Act (unless shareholder approval of the amendment would not be required to be consistent with SEC  interpretations of Section 15 of the 1940
Act), and by vote of a majority of the Trustees of the Trust who are not parties to the  Agreement or interested  persons of any such party,  cast in person at a meeting called for the purpose of voting on such approval.

     5. It is  understood  and agreed  that the  services  to be rendered by the
Sub-Adviser  to the Manager under the provisions of this Agreement are not to be deemed to be exclusive,  and the Sub-Adviser  shall be free to render similar or different  services  to others so long as its  ability  to render  the  services provided  for in this  Agreement  shall not be impaired  thereby,  and  provided further that the services to be rendered by the Sub-Adviser to the Manager under this Agreement and the compensation provided for in Paragraph 2 here of shall be limited solely to services with reference to the Fund.

     6. The Manager  agrees that it will furnish  currently to  Sub-Adviser  all information reasonably necessary to permit Sub-Adviser to give the advice called for under this Agreement and such information with reference to the Fund that is reasonably  necessary to permit  Sub-Adviser  to carry out its  responsibilities under this  Agreement,  and the  parties  agree that they will from time to time consult and make appropriate  arrangements as to specific information that it is required  under this  paragraph and the frequency and manner with which it shall be supplied.

     7. The Sub-Adviser shall not be liable for any error of judgment or mistake at law or for any loss  suffered by Manager or the Fund in  connection  with any matters to which this Agreement  relates  except that nothing  herein  contained shall be construed to protect the Sub-Adviser against any liability by reason of willful  misfeasance,  bad faith or gross  negligence in the  performance of its duties  or by  reckless  disregard  of its  obligations  or  duties  under  this agreement.

     Each party hereby  executes this  Agreement as of the _____ day of January,
2000, pursuant to the authority granted by its governing Board.

                                                     EVEANS BASH KLEIN, INC.

                                                     By:
                                                     Name:
                                                     Title:
ATTEST:

                                                     FINANCIAL COUNSELORS, INC.

                                                     By:
                                                     Name:
                                                     Title:

ATTEST: